Exhibit (4)(D)(2)
Teachers Insurance and Annuity Association of America
730 Third Avenue, New York, N.Y. 10017-3206
Telephone: [800-842-2733]

Retirement Choice Plus Non-ERISA Annuity Certificate

Annuitant: [John Doe]	Certificate Number: [T-xxxxx] Date of Issue: [01 01 2013 ]

This certificate states the rights that you, the annuitant, have under a Retirement Choice Plus Non-ERISA Annuity contract (the Contract), a legal contract issued by Teachers Insurance and Annuity Association of America (TIAA) to the contractholder. This page refers briefly to some of the features of this certificate. PLEASE READ THIS CERTIFICATE CAREFULLY. IT IS IMPORTANT.

GENERAL DESCRIPTION

All premiums for this certificate must be remitted under the terms of your employer plan. Premiums are allocated between the Traditional Annuity and the Investment Accounts.

Traditional Annuity. Each premium allocated to the Traditional Annuity under this certificate buys a guaranteed minimum amount of benefit payments, based on the rate schedule in effect at the time the premium is credited. Your Traditional Annuity accumulation will be credited with a guaranteed interest rate, and may also be credited with additional amounts declared by TIAA.

Investment Accounts. Each premium allocated to any of the Investment Accounts under this certificate buys a number of accumulation units. Accumulations in the Investment Accounts are not guaranteed, and may increase or decrease depending on investment results. The separate account charges that apply to each Investment Account will reduce the net annual investment return. For all Investment Accounts other than the Real Estate Account, the separate account charge is guaranteed not to exceed [2.0%] per year of average net assets. The Real Estate Account separate account charge is guaranteed not to exceed [2.5%] per year of average net assets.
You may withdraw all or part of your accumulation before your certificate’s maturity date. You may transfer between your Traditional Annuity accumulation and your Investment Account accumulations, or from either of those accumulations to your companion CREF certificate. Withdrawals and transfers from the Traditional Annuity are subject to the surrender charges, if any, specified in your certificate’s rate schedule. TIAA can establish new rate schedules in the future, but any such changes would not affect benefits purchased before the change.

This certificate cannot be assigned.

If you have any questions about your certificate or need help to resolve a problem, you can contact us at the address or phone number above.

Senior Vice President and                     President and
Corporate Secretary                     Chief Executive Officer

Group Flexible Premium Deferred Annuity
Fixed and Variable Accumulations
Nonparticipating

IGRSPNE-CERT1-ACC	INDEX ON NEXT PAGE	1

Your TIAA Retirement Choice Plus Non-ERISA Annuity Certificate

INDEX OF PROVISIONS

	Section		Section
Accumulation		- Effective Date	57
- Definition	1	- Restrictions	59
- Investment Account	36	- Restrictions on Transfers into the Real Estate
- Report of	68		60
- Traditional Annuity	31	Investment Account	12
Accumulation Units		- Insulation of	66
- Definition	35	- Modification of	67
- Number of	40	Investment Company Act of 1940	69
Additional Amounts	32	IRC	13
Annuity Starting Date		Laws and Regulations - Compliance with	80
Definition	2	Lump-sum Benefit
- Required Beginning	17	‑ Amount and Effective Date	52
Assignment -Void and of no effect	70	‑ Availability	51
Benefit Payment	41	‑ Payment of	53
Benefits Based on Incorrect Data	77	Maturity Date	14
Business Day	4	Net Investment Factor
Certificate	25	- For Other Investment Accounts	37
Claims of Creditors - Protection Against	79	Non-forfeiture of Benefits	71
Commuted Value	5	Payee	15
Companion CREF Certificate	27	Payment to an Estate, Trustee, etc	75
Contestability	26	Premiums
Contract	24	- Allocation of	29
Correspondence with us	81	- Overpayment of	73
Death Benefit		‑ Payment of	28
‑ Amount of Payments	48	- Taxes	30
‑ Beneficiary	3	Proof of Survival	78
- Definition	6	Rate Schedule
- Naming Your Beneficiary	49	- Change of	82
‑ Payment Methods	46	- Definition	16
Payment of	47	Real Estate Account
‑ Payments after Death of Beneficiary	500	- Definition of	33
Disruptive Transactions	65	Restrictions on Distributions	63
Elections and Changes ‑ Procedure for	74	Retirement Plan Loan
Employer Plan	7	‑ Amount and Effective Date	54
Equity Wash Restrictions	64	Roth Accounting	61
ERISA	8	Second Annuitant	18
Funding Vehicle	9	Section 403(b) of the Internal Revenue Code	62
General Account	10	Separate Account
Gross Investment Factor	38	- Charge	39
Income Benefit		- Definition	19
‑ Amount	45	Service of Process upon TIAA	76
‑ Options	42	Severance from Employment	20
‑ Post-mortem Payments	43	Surrender Charge	21
‑ Starting Payments	44	Tax-Free Rollover
Internal Transfers		‑ Right to	72
- Amount	56	TIAA Access Account	34
- Availability	55	Traditional Annuity	22
- Crediting	58	Valuation Day and Valuation Period	23
- Definition	11

IGSRA-01    Page 2

Your TIAA Retirement Choice Plus Non-ERISA Annuity Certificate

PART A: ANNUITANT DATA

Annuitant:	[ John Doe]

Date of Birth:	[xx xx xxxx]

Date of Issue:	[01 01 2013 ]

Certificate Number:	[ T-xxxxx ]

Companion CREF Certificate Number:	[ C-xxxxx/NONE]

Contractholder:	[ABC Institution]

[Employer:]	[XYZ University]

The contract under which this certificate is issued is made and delivered in [the State of state]. It is subject to the laws and regulations therein.

Variable Text Entries

[The [beneficiary designation / premium allocation / beneficiary designation and the premium allocation] in effect for your TIAA [RA, SRA, GRA, GSRA, (or other product name)] annuity [number xxxxxxxx (if applicable)] as of this certificate's date of issue is now also in effect for this certificate. [You can change your premium allocation at any time, as explained in the Allocation of Premiums section.]

Account Specifications Page

The following Investment Accounts are available as of the issue date of this certificate.

TIAA Real Estate Account:

[TIAA Access Account Level [x] Subaccounts:

[Account 1]:

[Account 2]:

[Account 3]:
]

OR

[The TIAA Access Account is not available. All provisions pertaining to the TIAA Access Account are not applicable.]

IGRSPNE-CERT1-ACC        Page 3

Your TIAA Retirement Choice Plus Non-ERISA Annuity Certificate

For the purposes of section 64, competing funds will be defined as any of the following:

•	[Any money market fund]

•	[Any short-term bond fund or other fund comprised primarily of short-term bonds with an average duration of three years or less]

•	[The TIAA Real Estate Account]

•	[The TIAA Traditional Annuity]

•	[The TIAA Stable Value Separate Account-1 (SVSA-1)]

•
[The fixed or general account component of any other annuity contract or certificate under which the individual contract owner, certificate owner, or individual on whose behalf an individually allocated accumulation is being recorded under the terms of such contract, may be allowed, under the terms of such contract or certificate, to make discretionary withdrawals of his or her accumulations at any time, regardless of whether or not such withdrawals would be subject to a surrender charge.]

•	[A self-directed brokerage account]

•	[Specific fund names]

[If additional funding options are added to the employer plan after the issue date of the contract, TIAA reserves the right to determine at such time whether such funding options will be considered competing funds. ]

[The following funds will not be considered competing funds as of the date of issue of the certificate:]

•	[All funding options available as of the date of issue that are not described above as Competing Funds]

•	[Fund name]

•	[Fund name]

[TIAA reserves the right to recategorize any of these funds as competing funds if it determines that a change in the fund’s investment practices and/or objectives warrants such a recategorization.]

IGRSPNE-CERT1-ACC        Page 4

Your TIAA Retirement Choice Plus Non-ERISA Annuity Certificate

PART B: TERMS USED IN THIS CERTIFICATE

1.	Your accumulation is equal to the sum of your Traditional Annuity accumulation (as defined in section 31) and your Investment Account accumulations (as defined in section 36).

2.
Your annuity starting date is the date as of which you first begin to receive income benefits from your accumulation under this certificate. You may change your annuity starting date provided that it not be later than your required beginning date, as described in section 17.

3.	Beneficiaries are persons you name, in a form satisfactory to TIAA as explained in section 49, to receive the death benefit if you die before your certificate’s maturity date.

4.	A business day is any day that the New York Stock Exchange, or its successor, is open for trading. A business day ends at 4:00 P.M. Eastern time, or when trading closes on such exchange, if different.

5.
The commuted (discounted) value is a one‑sum amount paid in lieu of a series of payments that are not contingent upon the survival of an annuitant or second annuitant. It is less than the total of those payments, because future interest, included when computing the series of payments, will not be earned if payment is to be made in one sum. The commuted value of future payments is therefore the sum of those payments less the interest from the date of commutation to the date each payment would have been made. The same interest rate or rates used in computing the benefit payments will be used to determine the commuted value.

6.	The death benefit is the current value of your accumulation.

7.
Employer plan means a tax deferred annuity safe-harbor non-ERISA plan designed to meet the requirements of IRC § 403(b) and Department of Labor Regulation §2510.3-2(f) (as amended) or a governmental IRC § 403(b) plan that is designed to follow some or all of the rules set forth in that regulation.

8.	ERISA is the Employee Retirement Income Security Act of 1974, as amended.

9.
A funding vehicle is an annuity contract (and any underlying investment options), custodial account trust, mutual fund, or other such similar arrangement designated to receive contributions under the employer plan. A funding vehicle may or may not be administered as part of TIAA’s recordkeeping services for the employer plan. A funding vehicle will be referred to as an internal funding vehicle if it is being administered under the same recordkeeping system as that which is maintaining the records for this certificate, whether or not TIAA is providing those recordkeeping services. Otherwise a funding vehicle will be referred to as an external funding vehicle.

10.	The general account consists of all of TIAA's assets other than those in separate accounts.

11.
An internal transfer is the movement of accumulations between your Traditional Annuity accumulation and your Investment Account accumulations, among your Investment Account accumulations, or between this certificate and a companion CREF certificate. The provisions concerning internal transfers are set forth in Part G.

IGRSPNE-CERT1-ACC        Page 5

Your TIAA Retirement Choice Plus Non-ERISA Annuity Certificate

12.
An Investment Account under this certificate refers to the Real Estate Account. It also refers to any subaccount of any other Separate Account available under this certificate that holds shares of a fund or funds which are managed with a specified investment objective. The Investment Accounts available as of the issue date of this certificate are listed on the account specifications page and, for accounts other than the Real Estate Account, are specific to the indicated level.

13.
The IRC is the Internal Revenue Code of 1986, as amended. All references to any section of the IRC shall be deemed to refer not only to such section but also to any amendment thereof, any successor statutory provisions, and any regulations thereunder.

14.
Your certificate’s maturity date is the date as of which all of your accumulations have been distributed or applied to provide benefit payments under the terms of this certificate. As of such date, TIAA will have no further obligations under this certificate, beyond those associated with any ongoing payout annuity benefits being paid to you.

15.	The payee is a person named to receive any periodic payments or amounts due under an income option or death benefit payment method as explained in sections 43 and 50.

16.
The rate schedule sets forth the bases for computing the Traditional Annuity accumulation and any benefits and distributions arising from it. To the extent permitted by law, TIAA may change the rate schedule for amounts applied after the change, as explained in section 82.

17.
Your required beginning date is the latest date on which you can begin to receive your accumulation in accordance with the rules of the IRC. Generally, it is the [April 1] following the calendar year in which you attain age [70 ½] or, if later, the [April 1] following the calendar year in which you retire.

18.
A second annuitant is the person you name when you start to receive income under a two-life annuity, to receive an income for life if he or she survives you. The second annuitant may be any person eligible under TIAA's practices then in effect.

19.	The Separate Accounts are the accounts described in Part E.

20.
A severance from employment occurs when you cease to be employed by the employer that maintains the employer plan. In accordance with the provisions of the IRC and applicable regulations, a severance from employment will be deemed to occur even if you continue to perform the same job for a different employer that does not maintain the employer plan after a merger, acquisition, consolidation or other business transaction.

21.
A surrender charge will be assessed against any portion of your Traditional Annuity accumulation withdrawn or transferred to provide any lump-sum benefit or internal transfer as shown in the rate schedule.

22.
The Traditional Annuity refers to the guaranteed annuity benefits under your certificate. Each premium and internal transfer allocated to the Traditional Annuity under your certificate buys a guaranteed minimum amount of income, based on the rate schedule in effect for your certificate at the time the premium is paid.

23.
A valuation day is any business day. Valuation days end as of the close of all U.S. national exchanges where securities or other investments of the Investment Accounts are principally traded. A valuation period is the time from the end of a valuation day to the end of the next valuation day.

IGRSPNE-CERT1-ACC        Page 6

Your TIAA Retirement Choice Plus Non-ERISA Annuity Certificate

PART C: CONTRACT AND PREMIUMS

24.
The contract (including this certificate and any endorsements thereto), constitutes the entire contract between TIAA and the contractholder, and the provisions therein alone will govern with respect to the rights and obligations of TIAA, the contractholder and you. The payment of premiums is the consideration for the contract.

The contract may be amended by TIAA without the consent of any other person, provided that such change does not reduce any benefit purchased under the contract up to that time. Any endorsement or amendment of this certificate, waiver of any of its provisions, or change in rate schedule will be valid only if in writing and signed by an executive officer of TIAA.

25.	This certificate states the rights that you, the annuitant, have under the contract. It is issued in return for premiums remitted on your behalf.

26.	Contestability. The contract is incontestable.

27.
Companion CREF certificate. The College Retirement Equities Fund (CREF) is a companion organization to TIAA. A companion CREF Retirement Choice Plus Non-ERISA Annuity certificate was issued to you when you received this certificate. The certificate number is shown on page 3.

28.
Premiums for this certificate must be remitted under the terms of the employer plan. Premiums include any transfers, other than internal transfers, to this certificate from other funding vehicles. Premiums may be stopped at any time without notice to TIAA and then resumed without payment of any past due premium or penalty of any kind.

TIAA reserves the right to limit to [$300,000] the total premiums paid on this certificate and any other TIAA annuity contract on your life in any twelve month period. TIAA reserves the right to stop accepting or to limit premiums under the contract at any time. TIAA will not accept premiums paid on your behalf after your death. TIAA is not obliged to accept new premiums after your certificate’s maturity date. Premiums will be credited to your certificate as of the end of the business day in which they are received by TIAA, at the location that TIAA will designate by prior written notice, in good order and in accordance with procedures established by TIAA or as required by law.
Elective deferral contributions made to your TIAA or CREF contracts or certificates may not exceed the annual limits on elective deferrals described in section 402(g) of the IRC, or as otherwise permitted by law. TIAA will refund the accumulated value of all excess premiums made to this certificate, as required by law.

29.
Allocation of premiums. Premiums may be allocated to either the Traditional Annuity or the Investment Accounts. Premiums allocated to the Traditional Annuity increase your Traditional Annuity accumulation. Premiums allocated to an Investment Account purchase accumulation units in that Investment Account. TIAA will allocate premiums according to the most recent valid instructions we have received from you in a form acceptable to TIAA. If we have not received valid instructions from you, all premiums will be allocated to the Traditional Annuity.

TIAA may stop accepting or limit premiums to the Traditional Annuity or to any or all of the Investment Accounts at any time.

30.	Premium taxes. If premium taxes are incurred, they will be deducted from your certificate accumulation, to the extent permitted by law.

IGRSPNE-CERT1-ACC        Page 7

Your TIAA Retirement Choice Plus Non-ERISA Annuity Certificate

PART D: TRADITIONAL ANNUITY ACCUMULATION

31.	Your Traditional Annuity accumulation is the sum of:

A)	all premiums allocated to the Traditional Annuity under your certificate; plus

B)	interest credited by TIAA at the guaranteed accumulation interest rate set forth in the rate schedule under your certificate; plus

C)	any additional amounts credited to the Traditional Annuity under your certificate by TIAA; plus
D)    any internal transfers to the Traditional Annuity under your certificate; less

E)	any premium taxes incurred by TIAA for your Traditional Annuity accumulation; less

F)	any minimum distribution payments paid from the Traditional Annuity; less

G)	any charges for expenses and contingencies deducted by TIAA as set forth in the rate schedule; less

H)	any amounts deducted to provide any form of Traditional Annuity benefit payments; less

I)	any internal transfers from the Traditional Annuity; less

J)	any surrender charges assessed by TIAA as set forth in the rate schedule.

32.
Additional amounts. TIAA may credit additional amounts to your Traditional Annuity accumulation. TIAA does not guarantee that there will be additional amounts. TIAA will determine at least annually if additional amounts will be credited. Additional amounts may also be paid with any Traditional Annuity benefits payable.

Any additional amounts credited to your Traditional Annuity accumulation will be credited under a schedule of additional amount rates declared by TIAA. For a Traditional Annuity accumulation in force as of the effective date of such a schedule, the additional amount rates will not be modified for a period of twelve months following the schedule's effective date. For any premiums and internal transfers applied to the Traditional Annuity during the twelve-month period described in the preceding sentence, TIAA may declare additional amounts at rates which remain in effect through the end of such twelve-month period. Thereafter, any additional amount rates declared for such premiums and internal transfers will remain in effect for periods of twelve months or more.

IGRSPNE-CERT1-ACC        Page 8

Your TIAA Retirement Choice Plus Non-ERISA Annuity Certificate

PART E: SEPARATE ACCOUNTS

33.
The Real Estate Account is designated as "VA-2" and was established by TIAA in accordance with New York law to provide benefits under your certificate and other contracts. The assets and liabilities of separate account VA-2 are segregated from the assets and liabilities of the general account, and from the assets and liabilities of any other TIAA separate account. All premiums and internal transfers credited to the Real Estate Account become part of separate account VA-2.

34.
The TIAA Access Account (The Access Account) is designated as "VA-3" and was established by TIAA in accordance with New York law to provide benefits under your certificate and other contracts. The assets and liabilities of separate account VA-3 are segregated from the assets and liabilities of the general account, and from the assets and liabilities of any other TIAA separate account. All premiums and internal transfers credited to the Access Account become part of separate account VA-3.

35.
Accumulation unit. Each Investment Account maintains a separate accumulation unit. The value of each Investment Account’s accumulation unit is calculated at the end of each valuation day. For Investment Accounts other than the Real Estate Account, the value of an Investment Account’s accumulation unit as of the end of each valuation day is equal to the previous day's value multiplied by that account’s net investment factor. For the Real Estate Account, the value of an accumulation unit as of the end of each valuation day is determined by dividing A) the value of the account’s accumulation fund as of the end of the valuation day by B) the total number of accumulation units in the account outstanding as of the end of the valuation day. The value of the Real Estate Account’s accumulation fund and the total number of accumulation units does not include the impact of units added or subtracted as of that valuation day. The Real Estate Account’s accumulation fund equals the portion of the account's total net assets allocated to unitholders in the accumulation period. The value of the Real Estate Account’s accumulation fund at the end of a valuation day equals the corresponding value at the end of the previous valuation day, increased by amounts added to the fund during the current period and reduced by amounts withdrawn from the fund during the current period. These changes include the increase by the allocated portion of the current period's net investment income and capital gains and the decrease by the allocated portion of the current period's capital losses and separate account charges incurred since the previous valuation day. This allocated portion is determined in accordance with the proportion of the account’s accumulation fund relative to the account’s total net assets as of the end of the previous valuation day as adjusted for additions to and withdrawals from each fund as of the beginning of the current period.

36.
Your Investment Account accumulation is equal to the number of accumulation units you own in that Investment Account, multiplied by the value of one accumulation unit in that Investment Account. Investment Account accumulations are variable and are not guaranteed. They may increase or decrease depending on the investment results of the funds underlying the Investment Accounts.

37.
The Net Investment Factor for any Investment Account other than the Real Estate Account equals that account’s gross investment factor minus the separate account charge incurred for that account since the previous valuation day.

38.	Each Investment Account other than the Real Estate Account has its own Gross Investment Factor. An Investment Account's Gross Investment Factor equals A divided by B, as follows:

IGRSPNE-CERT1-ACC        Page 9

Your TIAA Retirement Choice Plus Non-ERISA Annuity Certificate

A equals
i.    the value of the shares in the fund(s) held by the account, as reported to us by the fund(s), as of the end of the valuation day, excluding the net effect of contractholders’ transactions (i.e., premiums received, benefits paid, and transfers to and from the account) made during that day; plus

ii.	investment income and capital gains distributed to the account; less

iii.	any amount paid and/or reserved for tax liability resulting from the operation of the account since the previous valuation day.

B equals	the value of the shares in the fund(s) held by the account as of the end of the prior valuation day, including the net effect of contractholders' transactions made during the prior valuation day.

39.
Each Investment Account has its own separate account charge. The separate account charge for the Real Estate Account is assessed for mortality and expense risk, liquidity risk, and administrative and investment advisory services. The Real Estate Account separate account charge can be increased or decreased at the discretion of TIAA and is guaranteed not to exceed [2.50%] per year of average net assets.

The separate account charge for any Investment Account other than the Real Estate Account is assessed for mortality and expense risk and administration. The separate account charge for any subaccount of TIAA VA-3 under your certificate can be increased or decreased at the discretion of TIAA and is guaranteed not to exceed [2.0%] per year of that Investment Account’s average net assets.

40.	Number of Accumulation Units. The number of accumulation units in an Investment Account under your certificate will be increased by:

A)	any premiums allocated to that Investment Account; and

B)	any internal transfers made to that Investment Account;

and will be decreased by:

C)	the application of any accumulations in that Investment Account to provide any available form of benefit payments as described in Part F;

D)	any internal transfers from the accumulation in that Investment Account to the Traditional Annuity, another Investment Account, or the companion CREF certificate;

E)	any premium taxes incurred by TIAA for that Investment Account; and

F)	any minimum distribution payments paid from that Investment Account.

The increase or decrease in the number of accumulation units on any valuation day is equal to the net dollar value of all transactions divided by the value of the Investment Account's accumulation unit as of the end of the business day on which the transaction becomes effective.

IGRSPNE-CERT1-ACC        Page 10

Your TIAA Retirement Choice Plus Non-ERISA Annuity Certificate

PART F: BENEFIT PAYMENTS

41.	A benefit payment is any of the following types of payments made from this certificate.

An income benefit is a payment to you made under one of the options described in section 42.

A death benefit payment is a payment to a beneficiary under one of the methods described in section 46.

A lump-sum benefit is a single-sum payment of some or all of your accumulation, less any applicable surrender charges.

A retirement plan loan is a disbursement of some or all of your accumulation to provide loans.

42.
Income options are the ways in which your income benefit may be paid. The income options are available from your Traditional Annuity accumulation only. Some or all of your Investment Account accumulations may be transferred to your Traditional Annuity accumulation to provide benefits under these options.

The choice of option may be made any time before such income benefit payments begin. The choice may be changed any time before payments begin, but once they have begun, the election to begin receiving benefits is irrevocable and no change can be made. The application of an amount to purchase an income option will result in a corresponding reduction in your accumulation for the full amount applied. You may not begin a one-life annuity after you attain age 90, nor may you begin a two-life annuity after you or the second annuitant attains age 90.
Your right to elect an option or change such election may be limited in accordance with sections 63 and 80. The availability of certain income options may be restricted by the IRC.
TIAA may make distributions from your accumulation and/or elect an income option in accordance the minimum distribution rules of federal tax law.

The following are the available options:

One-life annuity. A payment will be made to you each month for as long as you live. A guaranteed period of 10, 15, or 20 years may be included. If no guaranteed period is included, all payments will cease at your death. If a guaranteed period is included and you die before the end of that period, payments will continue until the end of that period and then cease, as explained in section 43.

Two-life annuity. A payment will be made to you each month for as long as you live. After your death, a payment will be made each month to the second annuitant, for as long as such second annuitant lives. The choice of second annuitant may not be changed after your payments begin. A guaranteed period of 10, 15, or 20 years may be included. If no guaranteed period is included, all payments will cease after both you and the second annuitant have died. The following forms of two-life annuity are available.

Full benefit to survivor. At the death of either you or the second annuitant, the full amount of the monthly payments that would have been paid if you both had lived will continue to be paid to the survivor. If a guaranteed period is included and you and the second annuitant both die before the end of the period chosen, the full amount

IGRSPNE-CERT1-ACC        Page 11

Your TIAA Retirement Choice Plus Non-ERISA Annuity Certificate

of the monthly payments that would have been paid if you both had lived will continue to be paid until the end of that period and then cease, as explained in section 43.

Two-thirds benefit to survivor. At the death of either you or the second annuitant, two-thirds of the monthly payments that would have been paid if you both had lived will continue to be paid to the survivor. If a guaranteed period is included and you and the second annuitant both die before the end of the period chosen, two-thirds of the monthly payments that would have been paid if you both had lived will continue to be paid until the end of that period and then cease, as explained in section 43.

Half benefit to second annuitant. The full monthly payments will continue to be paid as long as you live. After your death, if the second annuitant survives you, one-half of the monthly payments that would have been paid if you had lived will continue to be paid to the second annuitant. If a guaranteed period is included and you and the second annuitant both die before the end of the period chosen, one-half of the monthly payments that would have been paid if you had lived will continue to be paid until the end of that period and then cease, as explained in section 43.

Three-quarters benefit to second annuitant. The full monthly payments will continue to be paid as long as you live. After your death, if the second annuitant survives you, three-quarters of the monthly payments that would have been paid if you had lived will continue to be paid to the second annuitant. If a guaranteed period is included and you and the second annuitant both die before the end of the period chosen, three-quarters of the monthly payments that would have been paid if you had lived will continue to be paid until the end of that period and then cease, as explained in section 43.

43.
Post-mortem payments during a guaranteed period. Any periodic payments or other amounts remaining due after your death and the death of the second annuitant, if any, during a guaranteed period will be paid to the payee named to receive them. The payee designated to receive these payments is named at the time the income option is chosen.

A payee may choose to receive in one sum the commuted value of any remaining periodic payments that do not involve life contingencies, unless you direct us otherwise. If no payee was named to receive these payments, or if no one so named is then living, we will pay the remaining payments due or the commuted value of the remaining periodic payments in one sum to your estate, or to the estate of the last survivor of you and the second annuitant if a two-life annuity has been chosen.
If a payee receiving payments during a guaranteed period dies while payments remain due, the commuted value of any remaining payments due to that person will be paid to any other surviving payee that had been named to receive them. If no payee so named is then living, the commuted value will be paid to the estate of the last payee who was receiving these benefit payments.

44.	Starting income benefits. An income benefit will be effective and payment will begin as of the date you have chosen, if you are then living and:

A)	you have chosen one of the income options set forth in section 42;

B)	if you choose a one-life annuity, we have received proof of your age; and
C)        if you choose a two-life annuity, we have received proof of your age and the age of your second annuitant.

IGRSPNE-CERT1-ACC        Page 12

Your TIAA Retirement Choice Plus Non-ERISA Annuity Certificate

If your accumulation is less than [$5,000] on the effective date of an income benefit, TIAA may choose instead to pay your accumulation to you in a single sum.
At any time before you start to receive an income benefit, you may change the effective date for that income benefit to a date after the change, by written notice to TIAA as explained in section 74.

45.	The amount of the income benefit payable to you will be determined as of the effective date for that income option, on the basis of:

A)	the income option chosen;

B)	if a one-life annuity is chosen, your age;

C)	if a two-life annuity is chosen, your age and the second annuitant's age;

D)	the amount of your Traditional Annuity accumulation applied to provide the income benefit; and

E)	the rate schedule or schedules under which any premiums and internal transfers were applied to your Traditional Annuity accumulation.

If your income benefit would be less than [$100] a month, TIAA will have the right to change to quarterly, semi‑annual or annual payments, whichever will result in payments of [$100] or more and the shortest interval between payments. If different rate schedules apply to different parts of your Traditional Annuity accumulation, the portion applied to provide the income benefit chosen will be allocated among the parts on a pro-rata basis in accordance with procedures established by TIAA.

46.
Death benefit payment methods are the ways in which a beneficiary may receive the death benefit. The single-sum payment method is available from all or any part of your accumulation. The other methods are available from your Traditional Annuity accumulation only. All or any part of your Investment Account accumulations may be transferred to your Traditional Annuity accumulation to provide benefits under the other payment methods.

The choice of method may be made any time before the date the death benefit payment is paid or begins. The choice may be changed any time before payments begin, but once they have begun, no change can be made. The application of an amount to purchase an annuity method of payment of the death benefit will result in a corresponding reduction in your accumulation for the full amount applied. If the amount of the death benefit due to any one beneficiary is less than [$5,000], TIAA may change the method of payment for the portion of the death benefit payable to that beneficiary to the single-sum payment method. The right to elect a method or change such election may be limited in accordance with section 80. A beneficiary may not begin to receive the death benefit under the one-life annuity method after he or she attains age 90.
Generally, the distribution of the death benefit under any method of payment must be made over the lifetime of your beneficiary or over a period not to exceed your beneficiary’s life expectancy.
TIAA may make distributions from your accumulation in accordance the minimum distribution rules of federal tax law.
The distribution of the death benefit under a method of payment must be made in such a form and begin at such date as meets the requirements of the IRC and the regulations thereunder. If such method of payment has not been chosen to begin by that date, we will elect a method of payment in accordance with the requirements of the IRC and any regulations thereunder. The following are the available methods:

IGRSPNE-CERT1-ACC        Page 13

Your TIAA Retirement Choice Plus Non-ERISA Annuity Certificate

Single-sum payment. The death benefit will be paid to the beneficiary in one sum.

One-life annuity. A payment will be made to the beneficiary each month for life. A guaranteed period of 10, 15, or 20 years may be included. If a guaranteed period isn't included, all payments will cease at the death of the beneficiary. If a guaranteed period is included and the beneficiary dies before the end of that period, monthly payments will continue until the end of that period and then cease, as explained in section 50.

47.
Payment of the death benefit. If you die before your certificate’s maturity date, the death benefit will be payable to your beneficiary. We must receive the following in a form acceptable to TIAA before any death benefit will be paid:

A)	proof of your death;

B)	the choice of a method of payment as provided in section 46; and

C)	proof of the beneficiary's age if the method of payment chosen is the one-life annuity.
Payment under the single-sum payment method will be made effective as of the date we receive these items; payment under the one-life annuity method of payment will be effective and begin no later than the first allowable day of the month after we have received these items.

48.	The amount of death benefit payments under a one-life annuity will be determined as of the date payments are to begin by:

A)	the amount of your Traditional Annuity accumulation applied to the one-life annuity;

B)	the rate schedule or schedules under which any premiums and internal transfers were applied to your Traditional Annuity accumulation; and

C)	the age of the beneficiary.

If any method chosen would result in payments of less than [$100] a month, TIAA will have the right to require a change in choice that will result in payments of at least [$100] a month. If different rate schedules apply to different parts of your Traditional Annuity accumulation, the portion applied to provide the death benefit payment method chosen will be allocated among the parts on a pro-rata basis in accordance with procedures established by TIAA.

49.
Naming your beneficiary. Beneficiaries are persons you name to receive the death benefit if you die before your certificate’s maturity date. At any time before your certificate’s maturity date, you may name, change, add or delete your beneficiaries by written notice to TIAA, as explained in section 74.

You can name two classes of beneficiaries, primary and contingent, which set the order of payment. At your death, your beneficiaries are the surviving primary beneficiary or beneficiaries you named. If no primary beneficiary survives you, your beneficiaries are the surviving contingent beneficiary or beneficiaries you named. The share of any named beneficiary in a class who does not survive will be allocated in equal shares to the beneficiaries in such class who do survive, even if you've provided for these beneficiaries to receive unequal shares.
The death benefit will be paid to your estate in one sum if: you name your estate as beneficiary; or none of the beneficiaries you have named is alive at the time of your death; or at your death you had never named a beneficiary. If distributions to a named beneficiary are barred by operation of law, the death benefit will be paid to your estate.

IGRSPNE-CERT1-ACC        Page 14

Your TIAA Retirement Choice Plus Non-ERISA Annuity Certificate

50.
Payments after the death of a beneficiary. Any periodic payments or other amounts remaining due after the death of your beneficiary during a guaranteed period will be paid to the payee named by you or your beneficiary to receive them. The commuted value of these payments may be paid in one sum unless you direct us otherwise. The payee designated to receive these payments is named at the time the payment method is chosen.

If no payee was named to receive these payments, or if no one so named is living at the death of the beneficiary, the commuted value will be paid in one sum to the beneficiary’s estate.
If a payee receiving these payments dies before the end of the guaranteed period, the commuted value of any payments still due that person will be paid to any other payee named to receive it. If no one has been so named, the commuted value will be paid to the estate of the last payee who was receiving these payments.

51.
Availability of the lump-sum benefit. You may withdraw your Traditional Annuity accumulation or any of your Investment Account accumulations as a lump-sum benefit. Such withdrawal must be for all of an accumulation or any part of any accumulation not less than [$1,000]. TIAA reserves the right to limit lump-sum benefits from your Traditional Annuity accumulation and each of your Investment Account accumulations to not more than one in a calendar quarter. If you have a severance from employment with your employer, we may distribute all of your accumulation as a lump-sum benefit (without surrender charge) subject to the restrictions on mandatory distributions under the IRC. Federal tax law may restrict distributions, as described in section 63.

52.
Amount and effective date of a lump-sum benefit. If you choose a lump-sum benefit from your Traditional Annuity accumulation, we will pay the portion of your Traditional Annuity accumulation chosen, less any surrender charge in accordance with the applicable rate schedule or schedules. If you choose a lump-sum benefit from your Investment Account accumulations, we will pay the portion of your Investment Account accumulation chosen. Payment of a lump-sum benefit reduces the accumulation from which it is paid by the amount chosen, including any surrender charge. If different rate schedules apply to different parts of your Traditional Annuity accumulation, the portion applied to provide the lump-sum benefit will be allocated among the parts on a pro-rata basis in accordance with procedures established by TIAA.

Any choice of lump-sum benefit must be made by notice to TIAA as explained in section 74 in a form acceptable to TIAA. A lump-sum benefit will be effective as of the business day on which we receive, in a form acceptable to TIAA, your request for a lump-sum benefit. You may choose to defer the effective date of the lump-sum benefit until any business day following the date on which we receive the request. TIAA will determine all values as of the end of the effective date. You can't revoke a request for a lump-sum benefit after its effective date.
TIAA may defer the payment of a Traditional Annuity lump-sum benefit for up to six months.

53.	Payment of a lump-sum benefit. A lump-sum benefit may be paid:

A)	to you as a cash withdrawal;

B)	to another funding vehicle as a direct transfer under federal tax law; or
C)        to a TIAA IRA contract, a CREF IRA certificate, or to a funding vehicle whether or not it is offered by TIAA or CREF, as a tax-free rollover as permitted in section 72.

54.	Amount and effective date of a retirement plan loan. In accordance with section 72(p) of the IRC, as amended, you may request a retirement plan loan from your Traditional Annuity

IGRSPNE-CERT1-ACC        Page 15

Your TIAA Retirement Choice Plus Non-ERISA Annuity Certificate

accumulation or your Investment Account accumulations, at any time prior to your maturity date. The amount of a retirement plan loan may generally not exceed the least of:

i)	the total of the your Traditional Annuity accumulation and the Investment Account accumulations;

ii)	[50%] of the present value of your vested accrued benefit under any of your employer's plans; and
iii)    [$50,000]
In determining the amount available for a retirement plan loan, all plans of your employer, including 403(b), 401(a), 403(a) and 457(b) plans, to the extent loans are available, and all such plans of any related employers under IRC Section 414(b), (c) or (m) shall be considered employer plans for this purpose.
A request for a retirement plan loan must be made on or before your maturity date. A retirement plan loan will be effective as of the business day on which we receive your request, in a form acceptable to TIAA. TIAA will determine all values as of the end of the effective date. A request for a retirement plan loan can’t be revoked after its effective date. TIAA may defer the payment of a retirement plan loan from the Traditional Annuity accumulation for up to six months.
If you request a retirement plan loan from your Traditional Annuity accumulation, we will lend the portion of your Traditional Annuity accumulation chosen, less any charges.
A retirement plan loan reduces the accumulations from which it is paid by the amount of the loan chosen. The loan will be issued in accordance with the terms of a loan agreement. The loan agreement will describe the terms, conditions and any fees or charges for the loan. Any loan repayments applied to this certificate will be applied as new premiums. If you choose a retirement plan loan from your Traditional Annuity accumulation and different rate schedules apply to different parts of your accumulation, the reduction in your accumulation will be allocated among the parts on a pro-rata basis in accordance with procedures established by TIAA.

IGRSPNE-CERT1-ACC        Page 16

Your TIAA Retirement Choice Plus Non-ERISA Annuity Certificate

PART G: INTERNAL TRANSFERS

55.
Availability of Internal Transfers. You may transfer between your Traditional Annuity accumulation and your Investment Account accumulations. You may also transfer among your Investment Account accumulations. In addition, you may transfer all or part of your Traditional Annuity accumulation or Investment Account accumulations to your companion CREF certificate, or from your accumulation in such companion CREF certificate to this certificate. TIAA reserves the right to limit internal transfers from your Traditional Annuity accumulation and each of your Investment Account accumulations to not more than one in a calendar quarter. Any internal transfer to or from CREF is subject to the terms of your companion CREF certificate and CREF’s Rules of the Fund. TIAA reserves the right to stop accepting or to limit internal transfers to the Traditional Annuity and/or internal transfers to any or all Investment Accounts at any time.

56.
Amount of internal transfer. Internal transfers may be for all of your Traditional Annuity accumulation or all of any of your Investment Account accumulations, or any part of any of these accumulations not less than [$1,000]. If you choose to transfer from your Traditional Annuity accumulation, the amount to be transferred will be reduced by any surrender charge in accordance with the applicable rate schedule or schedules.

An internal transfer reduces the accumulation from which it is paid by the amount transferred, including any surrender charge. If different rate schedules apply to different parts of your Traditional Annuity accumulation, the portion applied to provide the transfer will be allocated among the parts on a pro-rata basis in accordance with procedures established by TIAA.

57.
Effective date of internal transfer. An internal transfer will be effective as of the end of the business day in which we receive your request for an internal transfer in a form acceptable to TIAA. You may defer the effective date of the internal transfer until any business day following the date on which we receive the request. TIAA will determine all values as of the end of the effective date. You can't revoke a request for an internal transfer after its effective date. TIAA may defer the effective date of an internal transfer from the Traditional Annuity for up to six months.

58.
Crediting internal transfers. Internal transfers to your Traditional Annuity accumulation are credited to the Traditional Annuity as of the end of the effective date of the internal transfer and begin participation in the Traditional Annuity as of the following day. Internal transfers to your Investment Account accumulations purchase accumulation units as of the end of the effective date of the internal transfer.

59.
Restrictions on transfers. To the extent permitted by applicable law, we may reject, limit, defer or impose other conditions on transfers into or out of an Investment Account in order to curb frequent transfer activity to the extent that comparable limitations are imposed on the purchase, redemption or exchange of shares of any of the funds held by an Investment Account. In accordance with applicable law, we may terminate the transfer feature of the certificate at any time.

A fund in which an Investment Account invests may impose a redemption charge on its assets that are redeemed out of the fund in connection with a transfer. The fund determines the amount of the redemption charge and the charge is retained by or paid to the fund and not by or to TIAA. The redemption charge may affect the number and value of accumulation units

IGRSPNE-CERT1-ACC        Page 17

Your TIAA Retirement Choice Plus Non-ERISA Annuity Certificate

transferred out of the Investment Account that invests in that fund and, therefore, may affect the Investment Account accumulation.

60.
Additional restrictions on transfers into the Real Estate Account. For the purposes of this section, an internal funding vehicle transfer is the movement of accumulations among or between any of the following:

i.    your Traditional Annuity accumulation
ii.    your Real Estate Account accumulation
iii.    your other Investment Account accumulation

iv.	your companion CREF certificate

v.	any other funding vehicle accumulation you may have which is administered by TIAA or CREF on the same record-keeping system as this certificate.

However, an internal funding vehicle transfer does not include any of the following:

i.    Systematic withdrawals and transfers (SWATs)
ii.    Automatic rebalances
iii.    Any transaction arising from a TIAA sponsored advice product or service
iv.    Transfer Payout Annuity (TPA) payments directed to the Real Estate Account.

You may not apply internal funding vehicle transfers to your Real Estate Account accumulation if the total value of your Real Estate Accumulation under this certificate and any other TIAA annuity contract or certificate issued to you already exceeds a threshold amount of [$150,000], or if after giving effect to such transfer, such threshold would be exceeded. Any internal funding vehicle transfer which cannot be applied pursuant to this rule will be rejected in its entirety and we will communicate such rejection to you.
The Real Estate Account accumulation unit values used in applying this provision will be those calculated as of the valuation day preceding the day on which the proposed transfer is to be effective. For the purpose of this provision, the total value of your Real Estate Account accumulation will include the value of any pending internal funding vehicle transfers into your Real Estate Account accumulation under any TIAA annuity contracts or certificates issued to you.
TIAA reserves the right in the future to increase or decrease the threshold dollar amount associated with this provision. However, the threshold amount will never be less than [$100,000]. If, as of the effective date of such a change in the threshold amount, the total value of your Real Estate Account accumulation under this certificate and any other TIAA annuity contract or certificate issued to you already exceeds the new threshold amount, you will not be required to reduce such accumulation to a level at or below the new threshold. TIAA also reserves the right in the future to include among the restricted transactions any of the categories currently excluded above or to include any categories of transactions associated with services that may be introduced in the future. Any such future changes will only affect transactions with effective dates on or after the effective date of such change. You will be given at least two months advance written notice of any such change.
Nothing in this section shall be construed to limit TIAA’s right to stop accepting or to limit premiums and/or internal transfers to the Real Estate Account at any time.

IGRSPNE-CERT1-ACC        Page 18

Your TIAA Retirement Choice Plus Non-ERISA Annuity Certificate

PART H: GENERAL PROVISIONS

61.
Roth accounting. Notwithstanding any other provision in this certificate, all amounts added to or deducted from accumulations under the certificate will be accounted for separately to the extent required by IRC Section 402A, or any successor section governing Roth amounts. If there is a change in IRC Section 402A, this provision shall be construed as referring to such section as changed.

62.
Section 403(b). Notwithstanding any other provision in this certificate, if this certificate is intended to comply with Section 403(b) of the Internal Revenue Code of 1986, as amended, its terms shall be interpreted accordingly. As such, TIAA and the Employer shall apply the limitations of and follow the requirements of Treasury Regulation sections 1.403(b)-3(a)(4) (deferral limitations), 1.403(b)-3(a)(6) (minimum required distributions), 1.403(b)-3(a)(7) (rollover distribution requirements), 1.403(b)-3(a)(8) (limitation on incidental benefits) and 1.403(b)-3(a)(9) (maximum annual additions) and such other limitations, requirements or successor Treasury regulation sections as may be promulgated pursuant to Applicable Law.

63.
Restrictions on distributions. Your ability to elect a distribution as available under the terms of your certificate is also subject to the applicable provisions of the IRC. In general, IRC Section 403(b) prohibits the distribution to you of the portion of your accumulation equal to:

A)	amounts attributable to funds transferred to this certificate from a custodial account established under IRC Section 403(b)(7); plus

B)	amounts attributable to premiums paid to an IRC Section 403(b)(1) annuity contract as elective deferrals under a salary reduction agreement (within the meaning of IRC Section 403(b)(11)); less

C)	the value, if any, of the amounts described in B) determined as of December 31, 1988.

until you:

(1)	reach age 59½;

(2)	have a severance from employment with respect to the employer under whose plan the aforementioned portion is attributable;

(3)	die;

(4)	become disabled within the meaning of IRC Section 72(m)(7); or

(5)	encounter financial "hardship" within the meaning of IRC Section 403(b).

In the case of hardship, IRC Section 403(b) generally requires that any earnings credited after December 31, 1988 and any contributions paid after December 31, 1988 to a custodial account established under IRC Section 403(b)(7) that are not elective deferrals under a salary reduction agreement, will not be available for distribution.
Any request for an early withdrawal due to disability, hardship, or severance from employment must be submitted with evidence of the disability, hardship, or severance from employment on forms satisfactory to TIAA and must not be inconsistent with applicable law.

64.
Equity Wash Restrictions: If an internal transfer from your Traditional Annuity accumulation or a lump-sum benefit from your Traditional Annuity accumulation is to be applied, whether directly or indirectly, to an internal funding vehicle which has been designated as a competing fund, the amount of the transfer must first be applied to an internal funding vehicle which is a

IGRSPNE-CERT1-ACC        Page 19

Your TIAA Retirement Choice Plus Non-ERISA Annuity Certificate

non-competing fund and remain in a non-competing fund for a period of at least 90 days from the effective date of the transfer. At the end of such 90-day period, the amount available to be subsequently applied to a competing fund, would be the amount originally transferred net of any increase or decrease in value resulting from the participation in the non-competing fund(s) during the 90-day period, determined in accordance with the applicable terms of those funds. This 90-day restriction (commonly known as an “equity wash”) will be administered in a manner such that when such an amount is removed from your Traditional Annuity accumulation and applied to a non-competing fund, the full 90-day period must elapse before any transfer or withdrawal made from non-competing funds and applied to competing funds will be allowed to reduce the total non-competing fund balance below the amount of the transaction that triggered the 90-day period. These “equity wash” restrictions will not apply to transactions made in connection with automated periodic or pre-scheduled purchase, redemption, exchange or transfer arrangements, including, but not limited to, salary reduction agreements, plan benefit payments, “dollar cost averaging” programs, asset allocation programs, or periodic “account rebalancing” programs.
[Irrespective of the provisions above, a transfer from your accumulation may not be applied to a TIAA or CREF Supplemental Retirement Annuity (SRA), a TIAA or CREF Group Supplemental Retirement Annuity (GSRA), or any other TIAA contract providing for liquidity provisions similar to the aforementioned contracts.]

65.
Disruptive transactions. TIAA reserves the right to reject any transfer into or out of the Traditional Annuity provided TIAA reasonably determines that such transaction would be disruptive to the efficient management of the Retirement Choice Plus Traditional Annuity. TIAA may also suspend the ability to transact by telephone, fax or over the internet in order to prevent market timing. A purchase or exchange request could be rejected or electronic trading privileges could be suspended because of the timing or amount of the transfers or because of a history of excessive trading.

66.
Insulation of the Investment Accounts. TIAA owns the assets in each Investment Account. To the extent permitted by law, the assets in each Investment Account will not be charged with liabilities arising out of any other business TIAA may conduct. All income, investment gains and investment losses of each Investment Account, whether or not realized, will be credited to or charged against only that account without regard to TIAA's other income, gains or losses.

67.
Modification of an Investment Account. We may, as permitted by applicable law, combine or delete Investment Accounts. We may add other Investment Accounts. We may also, as permitted by applicable law and the New York Department of Financial Services, change or substitute the fund(s) whose shares are held by the Investment Accounts. If accumulation units are owned under the certificate in an Investment Account that is deleted, the units must be transferred to the Traditional Annuity accumulation or to the companion CREF certificate. If you do not tell us where to transfer the accumulation units, we will transfer them to the Traditional Annuity accumulation.

68.
Report of accumulation. At least once each year, we will provide you with a report for your certificate. It will show the value of your accumulation (death benefit) as of a date specified in the report.

69.
Investment Company Act of 1940. The TIAA Access Account is a unit-investment trust which is a registered investment company under the Investment Company Act of 1940. However, we may operate the separate account using any other form permitted under the Act. Also, we may deregister the separate account under the Act, subject to compliance with applicable law.

IGRSPNE-CERT1-ACC        Page 20

Your TIAA Retirement Choice Plus Non-ERISA Annuity Certificate

70.
No assignment or transfer. Neither you nor any other person may assign, pledge, or transfer ownership of this certificate or any benefits under its terms. Any such action will be void and of no effect.

71.
Non-forfeiture of benefits. Amounts payable under this certificate will not be less than the minimum required by any applicable statute of the state or other jurisdiction in which this certificate is delivered. Your accumulation and any benefits purchased cannot be forfeited under this certificate.

72.
Right to a tax-free rollover. If you or your surviving spouse (or your spouse or former spouse as an alternate payee under a “qualified domestic relations order,” as defined in the IRC) receive a distribution from your certificate which qualifies as an eligible rollover distribution under IRC Section 402(c)(4), any portion of it may be paid as a direct rollover to an eligible retirement plan. An eligible retirement plan is, to the extent permitted by law:

A)	for Roth accumulations, a plan satisfying the requirements of IRC Section 402A(c)(3)(A); and

B)	for all other accumulations, a plan satisfying the requirements of IRC Section 401(a), 403(a), 403(b), 408 or to the extent that the plan sponsor is a state or local government, Section 457(b).

Retirement plans eligible for such rollovers may, in the future, be changed by law. If such changes become effective, your certificate will be governed by the laws and regulations then applicable.

73.
Overpayment of premiums. Any payments of premiums made in error by the contractholder in excess of those required by the employer plan will be refunded to the contractholder if requested in writing by the contractholder prior to the certificate’s maturity date subject, however, to prior transfers or lump-sum benefits made from such funds. TIAA is entitled to rely on information provided by the contractholder. The contractholder shall indemnify TIAA and hold TIAA harmless for any action taken in reliance on such request.

74.
Procedure for elections and changes and requests for benefits. You (or your beneficiaries, as applicable) have to make any choice or changes available under your certificate in a form acceptable to TIAA. Upon receipt of proof of your death, we will divide your accumulation into as many portions as there are validly designated beneficiaries for your accumulation. If different rate schedules apply to different parts of your Traditional Annuity accumulation, the resulting portions will be allocated among the parts on a pro-rata basis in accordance with procedures established by TIAA. Each validly designated beneficiary will then have the right to make elections available under this certificate in connection with his or her portion of your accumulation.

To be valid, any choices or elections available under the certificate must be made in a form acceptable to TIAA at a location that we designate. Valid instructions will take effect as of the date TIAA receives the instructions. If TIAA takes any action in good faith before receiving a valid instruction, we will not be subject to liability even if our acts were contrary to such instruction. All benefits are payable at our home office or at another location that we designate.
For purposes of determining the effective dates of any transactions and premium receipts, transaction requests and premiums will only be deemed to have been received when they are received by TIAA, or its appropriately designated agent, in good order, in accordance with procedures established by TIAA or as required by law. No available transaction may be made

IGRSPNE-CERT1-ACC        Page 21

Your TIAA Retirement Choice Plus Non-ERISA Annuity Certificate

effective on a day that is not a business day. TIAA reserves the right to limit the number of transactions that may be made effective on a single business day.

75.
Payment to an estate, trustee, etc. Upon your death, TIAA reserves the right to pay in one sum the commuted value of any benefits due an estate, corporation, partnership, trustee or other entity that isn't a natural person. TIAA won't be responsible for the acts or neglects of any executor, trustee, guardian, or other third party receiving payments under this certificate. If a trustee of a trust is designated as beneficiary, TIAA is not obliged to inquire into the terms of the underlying trust or any will.

If death benefits become payable to the designated trustee of a testamentary trust, but:

A)	no qualified trustee makes claim for the benefits within nine months after your death; or

B)	evidence satisfactory to TIAA is presented at any time within such nine-month period that no trustee can qualify to receive the benefits due,

payment will be made to the successor beneficiaries, if any are designated and survive you; otherwise payment will be made to the executors or administrators of your estate.
If benefits become payable to an inter-vivos trustee (the person appointed to execute a trust created during an individual’s lifetime), but the trust is not in effect or there is no qualified trustee, payment will be made to the successor beneficiaries, if any are designated and survive you; otherwise payment will be made to the executors or administrators of your estate.
Payment to any trustee, successor beneficiary, executor, or administrator, as provided for above, shall fully satisfy TIAA's payment obligations under this certificate to the extent of such payment.

76.
Service of process upon TIAA. We will accept service of process in any action or suit against us on this certificate in any court of competent jurisdiction in the United States provided such process is properly made. We will also accept such process sent to us by registered mail if the plaintiff is a resident of the jurisdiction in which the action or suit is brought. This section does not waive any of our rights, including the right to remove such action or suit to another court.

77.
Benefits based on incorrect data. If the amount of benefits is determined by data as to a person's age or sex that is incorrect, the benefits payable will be such as the premium paid would have purchased based on the correct data. Any amounts underpaid by TIAA on the basis of the incorrect data will be paid at the time the correction is made. Any amounts overpaid by TIAA on the basis of the incorrect data will be charged against the payments due after the correction is made. Any amounts so paid or charged will include compound interest at the effective annual rate of 6% per year.

78.
Proof of survival. TIAA reserves the right to require satisfactory proof that anyone named to receive benefits under the terms of your certificate is alive on the date any benefit payment is due. If this proof is not received after it has been requested in writing, TIAA will have the right to make reduced payments or to withhold payments entirely until such proof is received. If under a two-life annuity TIAA has overpaid benefits because of a death of which we were not notified, subsequent payments will be reduced or withheld until the amount of the overpayment, plus compound interest at the effective annual rate of 6% per year, has been recovered.

79.	Protection against claims of creditors. The benefits and rights accruing under this certificate are exempt from the claims of creditors or legal process to the fullest extent permitted by law.

IGRSPNE-CERT1-ACC        Page 22

Your TIAA Retirement Choice Plus Non-ERISA Annuity Certificate

80.
Compliance with laws and regulations. TIAA will administer your certificate to comply with the restrictions of all laws and regulations pertaining to the terms and conditions of your certificate. No benefit may be elected and no right may be exercised under your certificate if the election of that benefit or exercise of that right is prohibited under an applicable state or federal law or regulation.

The choice of income option and effective date thereof, annuity starting date, beneficiary or second annuitant, death benefit payment method and effective date, the availability of transfers and lump-sum benefits are all subject to the applicable restrictions, distribution requirements and incidental benefit requirements of the IRC and any rulings and regulations issued under the IRC.

81.
Correspondence. If you have any questions about the contract, your certificate, or inquiries about our service, or if you need help to resolve a problem, you can contact us at the web address or phone number below or at such other location that we may designate.

TIAA
[www.tiaa-cref.org
800 842-2733]

82.
Change of rate schedule. We may, at any time and from time to time, substitute a new rate schedule for the one currently effective in your certificate. A new rate schedule will apply only to benefits arising from any premiums and internal transfers applied to the Traditional Annuity while such rate schedule is in effect. Any change in the rate schedule will not affect the amount of benefits purchased prior to the change by any premiums and internal transfers applied to the Traditional Annuity. A change in the rate schedule will be made only after we have given you three months' written notice of the change. Any new rate schedule will specify:

A)	the charges for expenses and contingencies;

B)	the interest rates and the mortality bases used for determining benefits arising from amounts applied to the Traditional Annuity; and

C)	any applicable surrender charges on lump-sum benefits and internal transfers arising from amounts applied to the Traditional Annuity.

IGRSPNE-CERT1-ACC        Page 23

Your TIAA Retirement Choice Plus Non-ERISA Annuity Certificate

This page has been left blank intentionally.

IGRSPNE-CERT1-ACC        Page 24

Teachers Insurance and Annuity Association of America
Your TIAA Retirement Choice Plus Non-ERISA Annuity Certificate

RATE SCHEDULE

A)
Rates applicable to premiums and internal transfers applied to the Traditional Annuity. The benefits bought by any premiums and internal transfers applied to the Traditional Annuity while this rate schedule is in effect will be computed on the basis described below. This basis applies to such amounts for as long as such amounts remain in the Traditional Annuity. Any guaranteed interest and additional amounts credited to the Traditional Annuity accumulation will buy benefits calculated on the same basis that is applicable to the premiums or internal transfers that gave rise to such guaranteed interest and additional amounts:

(1)	no deduction for expenses or contingencies, except for any premium taxes incurred by TIAA for your certificate;

(2)
[interest from the end of the day on which the premium or internal transfer is credited, to the date that such amount is deducted from the Traditional Annuity accumulation, in accordance with the terms of your certificate, at the effective annual rate of [x.xx];]

OR
[interest from the end of the day on which the premium or internal transfer is credited, to the date that such amount is deducted from the Traditional Annuity accumulation, in accordance with the terms of your certificate, as follows:

[The minimum effective annual interest rate to be credited will be reset each [March 1]. The rate will be set equal to the CMT less [0.0125], rounded to the nearest [0.0005], provided however that the minimum rate will not be less than [1%] nor greater than [3%]. The CMT is the average five-year Constant Maturity Treasury Rate reported by the Federal Reserve for the [calendar month of [January]][[12] month period from [February] through the [January]] preceding the reset date.]

We may make future changes to the reset date and/or to the choice of calendar month for which the average five-year Constant Maturity Treasury Rate will be used to set the CMT. Any such change will be effected only after obtaining any approvals required by the insurance regulatory authority of the jurisdiction shown on page 3, and will also be made to all other certificates written on this form and delivered in that jurisdiction. Any such change will be made only after we have given you three months’ written notice.]

(3)
for one-life annuities and two-life annuities, annuity payments based on interest at the effective annual rate of 2% after the date that payments begin, and mortality according to the Annuity 2000 Mortality Table (TIAA Merged Gender Mod C), with ages set back three months for each completed year between January 1, 2000 and the date that annuity payments begin, as illustrated in the accompanying chart.

[A surrender charge of [0%] will be deducted from any lump-sum benefit and internal transfer from the Traditional Annuity accumulation arising from amounts applied to the Traditional Annuity while this rate schedule is in effect.]

Betterment of rates. When you or your beneficiary begin benefits under aone-life or two-life annuity, we will compute any benefits provided by the portion of your Traditional Annuity accumulation resulting from amounts applied to the Traditional Annuity while this rate schedule is in effect on the basis stated above, or, if it produces a larger guaranteed benefit,

IGRSPNE-CERT1-ACC-RS        Page RS1

Teachers Insurance and Annuity Association of America
Your TIAA Retirement Choice Plus Non-ERISA Annuity Certificate

on the basis in use for any single premium immediate annuities then being offered by TIAA for contracts of the same class as the contract under which this certificate is issued.

Guaranteed Annual Amount of Income Benefits from the Traditional Annuity under the One-life
Annuity with 10-Year Guaranteed Period option
Provided by $10,000 from Your Accumulation
(assuming a premium tax rate of 0%)

One-twelfth of the amount shown is payable each month

Adjusted Age When Payments Begin	Annual Amount of Monthly Benefit Payments	Adjusted Age When Payments Begin	Annual Amount of Monthly Benefit Payments	Adjusted Age When Payments Begin	Annual Amount of Monthly Benefit Payments
40 41 42 43 44 45 46 47 48 49 50 51 52 53 54 55 56	$305.99 $309.20 $312.54 $316.02 $319.65 $323.43 $327.38 $331.50 $335.79 $340.27 $344.94 $349.82 $354.90 $360.20 $365.73 $371.50 $377.52	57 58 59 60 61 62 63 64 65 66 67 68 69 70 71 72 73	$383.81 $390.38 $397.25 $404.44 $411.96 $419.85 $428.13 $436.82 $445.95 $455.55 $465.65 $476.29 $487.50 $499.31 $511.75 $524.86 $538.66	74 75 76 77 78 79 80 81 82 83 84 85 86 87 88 89	$553.18 $568.43 $584.44 $601.22 $618.78 $637.13 $656.25 $676.14 $696.74 $718.03 $739.91 $762.31 $785.11 $808.15 $831.28 $854.30
The yearly payments shown above are those that result from the application of an accumulation of $10,000 (assuming a premium tax rate of 0%) in the Traditional Annuity to the specified income option when the annuitant has attained an adjusted age as shown, but has not passed the date on which that adjusted age was attained by as much as one month.
   The annuitant’s adjusted age equals the annuitant’s actual age minus three months for each completed year between January 1, 2000 and the date that payments begin. All ages used in computing benefits are calculated in completed years and months. Payments beginning at ages other than those shown, and under other income options, are computed on the basis stated in the rate schedule. For accumulations other than $10,000, payments will be proportionate.

IGRSPNE-CERT1-ACC-RS        Page RS2

Teachers Insurance and Annuity Association of America
Your TIAA Retirement Choice Plus Non-ERISA Annuity Certificate

B)
Rates applicable to Investment Account accumulations transferred to immediately begin income from the Traditional Annuity. The following applies to Investment Account accumulations attributable to any premiums and internal transfers applied to an Investment Account while this rate schedule is in effect and for as long as such amounts remain in the Investment Account accumulation:

If you transfer accumulations from an Investment Account to the Traditional Annuity to purchase a one-life or two-life annuity, with benefits beginning immediately, the resulting guaranteed benefit from the Traditional Annuity will be determined on whichever of these bases produces the largest guaranteed payments:

(1)	(a) interest at the effective annual rate of 1.5%; and

(b)
mortality according to the Annuity 2000 mortality table (TIAA Merged Gender Mod A), with ages set back one year for each completed year between January 1, 2004 and the effective date of the internal transfer;

(2)	the basis otherwise applicable to internal transfers to the Traditional Annuity under the rate schedule in effect on the effective date of the transfer; or

(3)	the basis in use for any single premium immediate annuities then being offered by TIAA for contracts of the same class as the contract under which this certificate is issued.

Group Flexible Premium Deferred Annuity
Fixed and Variable Accumulations
Nonparticipating

IGRSPNE-CERT1-ACC-RS        Page RS3